EXHIBIT 23(i)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-78201 and 33-32240) pertaining to various stock option plans of Stryker Corporation of our report dated January 27, 2004, with respect to the consolidated financial statements of Stryker Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ERNST & YOUNG LLP

Grand Rapids, Michigan
March 9, 2004